Exhibit 5.2

[Letterhead of]

CRAVATH, SWAINE & MOORE LLP
[New York Office]

October 27, 2010

Costamare Inc.
Registration Statement on Form F-1

Ladies and Gentlemen:

          We have acted as special United States counsel for Costamare Inc., a Marshall Islands corporation (the “Company”), in connection with the filing of the registration statement on Form F-1 referenced above (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the registration of 15,295,000 shares of common stock, par value $0.0001 per share of the Company (and associated preferred stock purchase rights (the “Rights”)), covering the offer and sale by the Company of up to 15,295,000 shares and the associated Rights to the underwriters (the “Underwriters”) pursuant to the terms of the underwriting agreement (the “Underwriting Agreement”) to be executed by the Company and Morgan Stanley & Co. Incorporated and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Representatives of the Underwriters.

          In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the Registration Statement and the exhibits thereto and such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including, without limitation, (a) the Second Amended and Restated Certificate of Incorporation of the Company, (b) the First Amended and Restated Bylaws of the Company; and (c) the Stockholders Rights Agreement (the “Stockholder Rights Agreement”) made and entered into as of October 19, 2010 by and between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent.

          Based on the foregoing and subject to the qualifications set forth herein, we are of the opinion as follows:

          To the extent governed by the laws of the State of New York, the Stockholder Rights Agreement has been duly authorized, validly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in proceeding in equity or at law), and to the extent governed by the laws of the State of New York, the Rights have been duly authorized, validly executed and delivered by the Company and constitute legal, valid and binding obligations of the Company entitled to the benefits of the Stockholders Rights Agreement and enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in proceeding in equity or at law).

          We are admitted to practice in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York and the Federal laws of the United States of America. Insofar as this opinion involves matters of law of the Republic of the Marshall Islands, we have, with your approval, relied upon, without independent investigation, the opinion dated October 27, 2010 of Cozen O’Connor, a copy of which has been delivered to you, as to all matters of law covered therein relating to the laws of the Republic of the Marshall Islands.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.2 to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

Costamare Inc.
     60 Zephyrou Street &
          Syngrou Avenue
               17564 Athens
                    GREECE
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